Exhibit 10.78
EXECUTION COPY
SETTLEMENT AGREEMENT AND GENERAL RELEASE
This SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “AGREEMENT”) is made and entered into this 16th day of April, 2009, by and between NATIONSHEALTH, INC. (“NATIONSHEALTH”) and UNITED STATES PHARMACEUTICAL GROUP, L.L.C. (“USPG”) (collectively referred to herein as the “COMPANY”), on the one hand, and SUSAN HILL (“MS. HILL”) and ROBERT HILL (“MR. HILL”) (collectively referred to as “the HILLS”), on the other hand (the HILLS and the COMPANY are collectively referred to herein as the “PARTIES”), and is joined, solely as to Section 4(b) hereof, by CAPITALSOURCE FINANCE LLC in its capacity as Agent for the Lenders under the Loan Agreement referred to below (“Agent”).
WHEREAS, USPG and MS. HILL entered into a Stock Purchase Agreement, dated September 4, 2007, that provides for USPG to purchase one hundred percent (100%) of the stock of Diabetes Care and Education, Inc. (“DCE”) (the “Purchase Agreement”);
WHEREAS, in conjunction with the purchase of DCE, NATIONSHEALTH and MS. HILL entered into an employment agreement dated September 4, 2007 that provided for employment by MS. HILL by NATIONSHEALTH (the “Employment Agreement”);
WHEREAS, in conjunction with the purchase of DCE, NATIONSHEALTH and MR. HILL entered into a non-competition agreement dated September 4, 2007 that provided, among other things, certain non-disclosure, non-competition and non-disparagement provisions by MR. HILL and the NATIONSHEALTH (the “Mr. Hill Non-Competition Agreement”);
WHEREAS, following the closing of the Purchase Agreement, NATIONSHEALTH has employed MS. HILL and MR. HILL in positions with responsibilities related to the ongoing management of DCE;
WHEREAS, the PARTIES have had disputes regarding the appropriate management of DCE and their respective obligations under the Purchase Agreement and the Employment Agreement;
WHEREAS, the PARTIES have reached an agreement to compromise and settle all disputes between them;
WHEREAS, MS. HILL has agreed that any special distribution payments as defined in Paragraph 4 of this Agreement shall be subject to the Subordination Agreement dated September 4, 2007 (the “Subordination Agreement”) entered into between MS. HILL and CapitalSource Finance LLC (together with its successors and assigns, “Lender” and sometimes, individually or collectively with Agent, “CSF”) pursuant to which MS. HILL subordinated the Subordinated Debt (as defined in the Subordination Agreement) to the Senior Debt (as defined in the Subordination Agreement);

WHEREAS, Lender has designated Agent as its agent to take certain actions under the Loan Agreement (as defined in the Subordination Agreement) pursuant to Section 12.12. of the Loan Agreement;
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the PARTIES agree as follows:
1. The HILLS agree that they both will: (a) resign from their positions with the COMPANY effective October 2, 2008 (the “Separation Date”), such that their last day on salary as active employees shall be October 1, 2008 and their last day as participants in the group medical plan as active employees shall be November 30, 2008; (b) refrain from applying for or otherwise seeking employment with the COMPANY or any of its subsidiaries or affiliates at any time in the future; (c) return all property of the COMPANY, including, but not limited to, access keys or cards, cell phones, laptop computers, printers, answering machines, modems, manuals, calculators, handbooks, files, papers, memoranda, letters, facsimiles, computer software and financial data.
2. The COMPANY shall provide to MR. HILL: (a) payment of severance at an annual rate of $100,000.00 for a period of six (6) months (the “MR. HILL Severance”), starting on October 2, 2008 and running through and including April 2, 2009 (the “Severance Period”); and (b) reimbursement of cost of the premiums under COBRA, following submission of appropriate documentation, for continued medical coverage (at the same level coverage in place on October 1, 2008) for the months of December through June 2009, provided that such payments shall cease at any such earlier time should MR. HILL no longer be eligible for coverage under COBRA (collectively, “MR. HILL’s Separation Benefits”). The amount set forth in Paragraph 2(a), less applicable taxes, withholdings, and authorized deductions, will be paid to Employee in 12 equal installments with the COMPANY’s regular, semi-monthly payroll. Each installment will be in the gross amount of $4,166.67, less applicable taxes, withholdings, and authorized deductions. In addition to the MR. HILL Severance, the Company shall provide to MR. HILL equal installments of $4,166.77 with the COMPANY’s regular, semi-monthly payroll for the period April 3, 2009 through and including the date of the payment described below in Section 4(a)(i), which “MR. HILL Additional Severance” shall be subject to applicable taxes, withholdings and authorized deductions.
3. The COMPANY shall provide to MS. HILL: (a) payment of severance at an annual rate of $180,000.00 for a period of six (6) months (the “MS. HILL Severance”), which shall be payable during the Severance Period; and (b) reimbursement of cost of the premiums under COBRA, following submission of appropriate documentation, for continued medical coverage (at the same level coverage in place on October 1, 2008) for the months of December 2008 through June 2009, provided that such payments shall cease at any such earlier time should MS. HILL no longer be eligible for coverage under COBRA (collectively, “MS. HILL’s Separation Benefits”). The amount set forth in Paragraph 3(a), less applicable taxes, withholdings, and authorized deductions, will be paid to Employee in 12 equal installments with the COMPANY’s regular, semi-monthly payroll. In addition to the MS. HILL Severance, the Company shall provide to MS. HILL equal installments of $7,500.00 with the COMPANY’s regular, semi-monthly payroll for the period April 3, 2009 through and including the date of the payment described below in Section 4(a)(i) through and including the date of the payment described below in Section 4(a)(i), which “MS. HILL Additional Severance” shall be subject to applicable taxes, withholdings and authorized deductions. (The MS. HILL Additional Severance and the MR. HILL Additional Severance shall collectively be known as the “Additional Severance.”) Furthermore, the Company shall pay to MS. HILL the amount of her attorneys’ fees associated with the negotiation of this AGREEMENT, up to a ten thousand dollar ($10,000) cap, upon submission to the Company of documentation of such legal fees and costs.

4. (a) In addition to MS. HILL’s Separation Benefits described above and in lieu of any “Earn-Out Payments” as provided for under the Purchase Agreement, the COMPANY and MS. HILL have agreed that the COMPANY will provide her with a special distribution in the total amount of one million seven hundred fifty thousand dollars ($1,750,000.00) (the “Special Distribution Payments”), which shall be paid in accordance with the following schedule: (i) a three hundred thousand dollar ($300,000) payment to MS. HILL on or before June 30, 2009; (ii) a three hundred thousand dollar ($300,000) payment to MS. HILL on or before December 31, 2009; (iii) a three hundred thousand dollar ($300,000) payment to MS. HILL on or before June 30, 2010; (iv) a four hundred thousand dollar ($400,000) payment on or before December 31, 2010; and (v) a four hundred fifty thousand dollar ($450,000) payment on or before June 30, 2011. Each Special Distribution Payment shall be wire transferred by the COMPANY to the HILL’s bank account listed on Schedule 1, or such other account as the HILLS may designate in writing to USPG from time to time. Notwithstanding the foregoing, the lump-sum payment to be made under Section 4(a)(i) shall be reduced by the amount that is equivalent to seventy-seven percent (77%) of the Additional Severance paid to the HILLS under Paragraphs 2 and 3 of this AGREEMENT.
(b) The PARTIES agree that the payment of any Special Distribution Payment shall be subject to the provisions of the Subordination Agreement. The PARTIES and Agent on behalf of Lender agree that the Subordination Agreement shall be amended as follows:
(i) The defined terms “Earn-Out Obligation” and “Subordinated Debt” are amended so that all references thereto in the Subordination Agreement shall, as the context requires, mean and refer to the Special Distribution Payments.
(ii) The defined term “SPA” is amended so that all references thereto in the Subordination Agreement shall, as the context requires, mean and refer to, and include, this AGREEMENT.
(iii) The second sentence of Section 2 of the Subordination Agreement is amended as follows:
Borrower may request to make a regularly scheduled payment of Subordinated Debt by delivering a written notice to Senior Lender of its intent to make such a payment (a “Payment Request”) at least six (6) weeks prior to making such payment, which request shall contain (i) a statement as to the amount of the Special Distribution Payment to be paid and (ii) a certification from an authorized officer of Borrower that there then exists no Default or Event of Default, and no such Default or Event of Default would result by or from such payment and that such payment will be made in compliance with the provisions of the SPA as in effect as of the date hereof (except for the date of such payment).

(iv) The third sentence of Section 2 of the Subordination Agreement is amended as follows:
Following Borrower’s delivery of a Payment Request, Borrower may make such requested payment of the Subordinated Debt upon its receipt of Senior Lender’s written consent thereto (a “Senior Lender Consent”), which Senior Lender Consent shall be delivered to Borrower within six (6) weeks of Senior Lender’s receipt of the Payment Request so long as no Default or Event of Default has occurred and is continuing, and no such Default or Event of Default would result by or from such payment.
The PARTIES and CSF agree that, except as otherwise provided in this AGREEMENT, the Subordination Agreement remains in full force and effect and has not otherwise been amended or modified in any respect, it being the intention of the PARTIES and CSF that this Section 4(b) and the Subordination Agreement be read, construed and interpreted as one and the same instrument. The PARTIES and CSF agree that, in the event of any conflict or inconsistency between the provisions of this AGREEMENT and the Subordination Agreement, the terms of the Subordination Agreement shall govern with the Special Distribution Payments being Subordinated Debt thereunder.
(c) The COMPANY shall deliver each Payment Request to Senior Lender on or before six (6) weeks before each Special Distribution Payment is due.
(d) The COMPANY shall provide the HILLS with a copy of the Payment Request (contemporaneously with the sending of the Payment Request, provided that inadvertent failure to provide copy thereof to the HILLS shall not be a material breach of this AGREEMENT) and the Senior Lender Consent (per the Subordination Agreement) with respect to such Special Distribution Payment on the date such payment is made. The HILLS acknowledge and agree that the failure of the COMPANY to provide a copy of the Payment Request or the Senior Lender Consent shall not affect any of CSF’s rights under the Subordination Agreement or the subordination of the Subordinated Debt.
5. MS. HILL owns 473,933 shares of NATIONSHEALTH common stock which was issued in connection with the Purchase Agreement. It is the intention of the signatories hereto that all such stock (the “Shares”) shall be transferred to the COMPANY. Specifically, simultaneous with the Effective Date of this AGREEMENT (as defined in Paragraph 15), MS. HILL shall deliver to counsel for the COMPANY all stock certificates representing all of the Shares, duly-endorsed to transfer all such Shares to the COMPANY, which delivery process shall include MS. HILL executing the stock power documents appended at Appendix A. Further, MS. HILL represents and warrants that, as of the Effective Date of this AGREEMENT: (i) she owns all rights, title and interest in and to the Shares, (ii) she has not sold, transferred, assigned, pledged, hypothecated to any third party or otherwise encumbered any interest in the Shares, (iii) there is no litigation or governmental proceeding or investigation pending or, to the knowledge of MS. HILL, threatened against her, which may call into question her ability to transfer all of the Shares to NATIONSHEALTH in accordance with this Section 5, and (iv) the transfer by MS. HILL of the Shares to NATIONSHEALTH in accordance with this Section 5 will result in NATIONSHEALTH owning the Shares free and clear of all encumbrances and with marketable title. The signatories will execute all such further required documents and take all other steps as shall be necessary to effectuate promptly at such time the transfers of the Shares, as well as to effectuate the amendment of any corporate documentation necessary to effectuate the removal of any rights that MS. HILL might have as a stockholder of NATIONSHEALTH. The grant of stock options to MS. HILL on September 4, 2007 by the COMPANY shall be afforded the treatment set forth in the applicable stock option agreement, such that Ms. Hill shall have three months from her separation from the COMPANY to exercise the stock options, which options shall expire at such time if they remain unexercised.

6. In exchange for the consideration that the HILLS will receive under this AGREEMENT, the HILLS, on behalf of themselves, their heirs, spouses, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, hereby release and forever discharge the COMPANY and each and all of its current and former parents, divisions, subsidiaries (including, but not limited to, Diabetes Care and Education, Inc.), affiliates, investors, lenders, predecessors, successors, assigns, officers, directors, attorneys, shareholders, agents, representatives and employees (collectively, the “COMPANY RELEASED PARTIES”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, whether accrued or to be accrued, suits, rights, demands, costs, losses, debts and expenses (including, but not limited to, any attorneys’ fees incurred by the HILLS) of any nature whatsoever, whether in law or in equity, whether known or unknown, which the HILLS now have or ever may have had against the COMPANY RELEASED PARTIES, up to the date of this AGREEMENT including, but not limited to, any and all matters related in any way to the HILLS’ employment with or resignation from the COMPANY, the Purchase Agreement, the Employment Agreement, as well as all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, Kentucky Civil Rights Act (Ky. Rev. Stat. § 344.010, et. seq.), Kentucky’s 1976 Equal Employment Opportunities Act (Ky. Rev. Stat. § 207.130, et. seq.), Kentucky’s Equal Pay Law (Ky. Rev. Stat. § 337.420, et. seq.), any other federal, state or local anti-discrimination, wage or employment-related laws and any other contractual or tort claims related in any way to the HILLS’ employment with or resignation from the COMPANY, any other claims in any way related to the Shares and any other claims for compensation, benefits or equity. Notwithstanding this foregoing, nothing in this AGREEMENT shall relieve the COMPANY of any indemnification obligations that would otherwise exist for the HILLS in their capacity as former directors and officers of the COMPANY with respect to claims or investigations involving the activities of DCE or the COMPANY.
7. In exchange for the consideration that the COMPANY will receive under this AGREEMENT, the COMPANY, on behalf of its current and former parents, divisions, subsidiaries (including, but not limited to, Diabetes Care and Education, Inc.), affiliates, predecessors, successors, assigns, officers, directors, attorneys, shareholders, agents, representatives and employees hereby release and forever discharge the HILLS on behalf of themselves, their heirs, spouses, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, (collectively, the “HILLS RELEASED PARTIES”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, whether accrued or to be accrued, suits, rights, demands, costs, losses, debts and expenses (including, but not limited to, any attorneys’ fees incurred by the COMPANY) of any nature whatsoever, whether in law or in equity, whether known or unknown, which the COMPANY now has or ever may have had against the HILLS RELEASED PARTIES, up to the date of this AGREEMENT, including, but not limited to, any and all matters related in any way to the HILLS’ employment with the COMPANY, the Purchase Agreement, and the Employment Agreement. Notwithstanding the provisions of this Section 7, nothing contained in this Section 7 shall release or otherwise prevent or impair a claim preserved under Section 8 below.

8. (a) In further exchange for the consideration that the HILLS will receive under this AGREEMENT, (i) MS. HILL agrees that the Covenant Not to Compete contained in Section 6(f) of the Employment Agreement will remain in full force and effect for a period of three (3) years following the Separation Date. Furthermore, MS. HILL agrees that the non-disclosure and intellectual property protection obligations contained in Section 6(a)-(d) of the Employment Agreement will remain in full force and effect; (ii) MR. HILL agrees that the Covenant Not to Compete contained in Section 1(f) of the Non-Competition Agreement will remain in full force and effect for a period of three (3) years following the Separation Date; and (iii) MS. HILL agrees that the obligations under Articles 4 (Representations and Warranties Concerning the Company), 6.4 (Confidentiality), 6.5 (Covenant Not to Compete or Solicit), 8.2 (Indemnification Provisions for Buyer’s Benefit), except that a breach of Article II of the Purchase Agreement shall no longer form the basis of any claim, 8.3 (Indemnification Provisions for Seller’s Benefit), 8.4 (Matters Involving Third Parties), 8.7 (Reduction for Insurance and Third Party Payments and 8.8 (Limits on Remedies) under the Purchase Agreement will remain in full force and effect. Furthermore, MR. HILL agrees that the non-disclosure, intellectual property protection and other obligations contained in Section 1(b)-(e) and (g-i) of the Non-Competition Agreement will remain in full force and effect.
(b) The HILLS warrant, represent and acknowledge that they know of no matters, information or concerns of any type regarding the COMPANY’s actions, policies, practices and procedures, particularly any concerns regarding regulatory compliance. The HILLS affirmatively warrant, represents and acknowledge that their execution of this Agreement reflects the fact that each of MS. HILL and MR. HILL are not aware of any matter, information or concern that could have, or should have, been disclosed as of the date and time of execution of this Agreement. The HILLS further warrant, represent and acknowledge that each has not been prevented, prohibited or in any manner restricted by the COMPANY from making a full disclosure to the COMPANY of any and all of regulatory concerns.
9. The PARTIES agree to describe the circumstances of the HILLS’ departure from the COMPANY in accordance with Appendix B.

10. The PARTIES agree that they and their agents will not publicize or disclose, directly or indirectly, the terms, conditions or existence of this AGREEMENT to anyone other than their attorneys, physicians, accountants, and financial advisors. The PARTIES further agree that they will advise any individual to whom the terms, conditions or existence of this AGREEMENT have been disclosed (the “RECIPIENTS”) of the confidentiality requirements of this paragraph, will secure the agreement of all RECIPIENTS to abide by such confidentiality requirements, and will use their best efforts to ensure that the confidentiality requirements are complied with in all respects. The HILLS further agree that they will not appropriate for their own use, disclose to any third party, or authorize anyone else to disclose, unless authorized by the President of the COMPANY in writing, any confidential information concerning matters related to the COMPANY’s business. For purposes of this subsection, the term “Confidential Information” means nonpublic information and proprietary information, including trade secrets, sales reports, account files, customer names, customer lists, management or strategic plans, methods of doing business, contact lists, identities of vendors and contractors, pricing information, marketing strategies and literature, employee handbooks or manuals, internal self-critical studies or analyses performed by the COMPANY, information regarding the COMPANY’s personnel polices or actions taken, any document which indicates by title or substance that it was prepared, generated or distributed by or on behalf of the COMPANY, any other document or material reflecting internal information about the COMPANY that is not readily available to the general public regarding the COMPANY’s operations or policies, or any documents or information relating to any of the above.
11. This AGREEMENT shall not be construed as an admission of any sort by either of the PARTIES, nor shall it be used as evidence in a proceeding of any kind, except one in which one of the PARTIES alleges breach of the terms of this AGREEMENT or one in which one of the PARTIES elects to use this AGREEMENT as a defense to any claim barred by the AGREEMENT.
12. The HILLS agree that they will not, directly or indirectly, make or allow or cause others to make, whether in oral, print, electronic or other form, any statement or take any action that reasonably could be construed to be a false, derogatory, disparaging, or misleading statement of fact or a libelous or slanderous statement of or concerning: (a) the COMPANY or any of its current and former parents, divisions, subsidiaries (including, but not limited to, Diabetes Care and Education, Inc.), affiliates, predecessors, successors, assigns, officers, directors, attorneys, shareholders, agents, representatives or employees; or (b) any product designed, produced, or sold by the COMPANY.
13. The COMPANY agrees that it will not, directly or indirectly, make or allow or cause others (including employees) to make, whether in oral, print, electronic or other form, any statement or take any action that reasonably could be construed to be a false, derogatory, disparaging, or misleading statement of fact or a libelous or slanderous statement of or concerning the HILLS.
14. By signing this AGREEMENT, the HILLS acknowledge and agrees that: (a) they have been afforded a reasonable and sufficient period of time of not less than twenty-one (21) days for deliberation thereon and for negotiation of the terms thereof; (b) they have carefully read and understand the terms of this AGREEMENT; (c) have signed this AGREEMENT freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder; (d) the only consideration for signing this AGREEMENT are the terms stated herein and no other promise, agreement or representation of any kind has been made to them by any person or entity whatsoever to cause them to sign this AGREEMENT; and (e) they were apprised by the COMPANY of their right to consult with legal counsel or a representative of their choice and they did so consult with legal counsel before signing this AGREEMENT.

15. The release of ADEA claims set forth in Paragraph 6 of this AGREEMENT Release may be revoked, in a writing sent to counsel for the COMPANY, Terri Chase, McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173 at any time during the period of seven (7) calendar days following the date of execution by the HILLS. If such seven (7) day revocation period expires without either of the HILLS exercising his or her revocation right, the obligations of this AGREEMENT then will become fully effective (the “Effective Date”).
16. (a) The HILLS agree to make themselves reasonably available to respond to inquiries from the COMPANY for six months following the Separation Date. The HILLS also agree to cooperate with and assist the COMPANY, at its request, in connection with any claim or litigation arising out of events occurring or agreements made, during the course of their employment with DCE or the COMPANY. The HILLS acknowledge and agree that this promise to cooperate as set forth in this section is a material term under this AGREEMENT. Further, upon service on either of the HILLS, or anyone acting on their behalf, of any order or other legal process requiring either of the HILLS to divulge information prohibited from disclosure under this AGREEMENT, the HILLS shall immediately, but in any event no later then within two business days, notify Joshua Weingard, or his successor, of such service and of the content of any testimony or information to be provided pursuant to such order or process and the HILLS shall cooperate with the COMPANY in any lawful efforts to avoid such disclosure.
(b) The COMPANY agrees to reimburse or indemnify the HILLS for any out-of-pocket expenses, including but not limited to travel expenses, incurred in fulfilling their duties under Paragraph 16(a) of this AGREEMENT.
17. The HILLS agree that if it is found by a court of law that either MR. HILL or MS. HILL has violated any of their obligations under Paragraphs 8(a) or 10 of this AGREEMENT, they shall return to the COMPANY the Separation Benefits and Special Distribution Payments provided for under Paragraphs 2-4 of this AGREEMENT, and they shall indemnify the COMPANY from and against any and all judgments, damages, losses, liabilities, attorneys’ fees, costs and other expenses incurred as a result of the HILLS’ violation(s). The COMPANY agrees that if it pursues an action under this paragraph and it is found by a court of law that neither MR. HILL nor MS. HILL has violated any of their obligations under Paragraphs 8(a) or 10 of this AGREEMENT, the COMPANY shall indemnify the HILLS for all attorneys’ fees, costs and other expenses incurred as a result of defending such action.
18. The COMPANY agrees that, if it is determined by a court of law that the COMPANY breached a provision of this AGREEMENT, then the COMPANY will indemnify the HILLS for all attorneys’ fees, costs and other expenses incurred as a result of the COMPANY’S breach of any provision of this AGREEMENT or in any successful action by the HILLS to enforce any provision of this AGREEMENT, including but not limited to an action to enforce the Special Distribution Payments as provided in Paragraph 4 of this AGREEMENT.

19. This AGREEMENT represents the entire agreement between the PARTIES with respect to the subject matters addressed herein and supercedes all prior agreements between the PARTIES, whether written or oral, except as set forth in Paragraph 8 of this AGREEMENT. This AGREEMENT may not be altered or amended, except in a written document executed by the PARTIES, which document specifically references this AGREEMENT. Should the HILLS seek to challenge the validity of this AGREEMENT or any provision thereof (except the HILLS’ release and waiver of claims and rights under ADEA), the HILLS shall, as a pre-condition, return to the COMPANY the Separation Benefits and Special Distribution Payments provided for in Paragraphs 2-4 of this AGREEMENT. Further, if either of the HILLS assert claims against the COMPANY that are released by this AGREEMENT, the COMPANY shall be entitled to repayment of the Separation Benefits and Special Distribution Payments provided for in Paragraphs 2-4 of this AGREEMENT, as well as its attorneys’ fees and costs in obtaining repayment of these sums and a dismissal of any claims filed against the COMPANY that are released by this AGREEMENT. Upon execution of this Agreement, MS. HILL expressly agrees that she is not entitled to any of the “Earn-Out Payments” further described in Section 2.6 of the Purchase Agreement.
20. The PARTIES agree that a failure by any party at any time to require performance of any provision of this AGREEMENT shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this AGREEMENT, at any time thereafter.
21. The terms of this AGREEMENT are the result of negotiations between the PARTIES and there shall be no presumption that any ambiguities in the AGREEMENT should be resolved against any party to this AGREEMENT. Any controversy concerning the construction of this AGREEMENT should be decided neutrally in light of conciliatory purposes, and without regard to authorship.
22. This AGREEMENT shall be deemed entered into and executed in the State of Florida and shall be interpreted, enforced and governed under the laws of the State of Florida. Any recourse for any alleged violation of any provision of this AGREEMENT shall be addressed exclusively through an action for breach of contract in any of (i) the courts of Broward County, Florida, (ii) the U.S. District Court located in Broward County, Florida, (iii) the courts of Jefferson County, Kentucky, or (iv) the U.S. District Court located in Jefferson County, Kentucky (collectively, the “Designated Courts”), and hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purposes of any suit, action, or proceeding. In addition, the HILLS, USPG and the COMPANY hereby irrevocably waive, to the fullest extent permitted by law, any objection which the HILLS or the COMPANY may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this AGREEMENT or any judgment entered by any court in respect thereof in the Designated Courts, and hereby further irrevocably waive any claim that any suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
23. The PARTIES warrant and represent that they have read and understand the foregoing provisions of this AGREEMENT and that they and their respective signatories are fully authorized and competent to execute this AGREEMENT on their behalf. The HILLS further warrant and represent that neither of them have previously assigned or transferred any claims that are the subject of the release contained in Paragraph 6 herein.
24. This AGREEMENT may be signed in counterparts and transmitted by facsimile or electronic copies. A facsimile or electronic signature shall be deemed as effective as an original.

Executed as an agreement effective as of the provisions of Paragraph 15 of this AGREEMENT.
NATIONSHEALTH, INC.

By:	/s/ Timothy Fairbanks	April 16, 2009

Date

UNITED STATES PHARMACEUTICAL GROUP, LLC (“USPG”)

By:	/s/ Timothy Fairbanks	April 16, 2009

Date

By:	/s/ Susan Hill	April 16, 2009

	Susan Hill	Date

By:	/s/ Robert Hill	April 16, 2009

	Robert Hill	Date

Solely as to Section 4(b) above:

CAPITALSOURCE FINANCE LLC, AS AGENT

By:	/s/ Natasha Luddington	April 16, 2009

Date